Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" and to the use of our reports dated October 6, 2014, with respect to the combined financial statements (including schedule) of Remy International, Inc. and Fidelity National Technology Imaging, LLC as of December 31, 2013 and 2012 and for the period from August 15, 2012 to December 31, 2012 and the year ended December 31, 2013 and the consolidated financial statements of Remy International, Inc. for the year ended December 31, 2011 and for the period from January 1, 2012 to August 14, 2012 appearing in the Registration Statement (Form S-1) of New Remy Corp.

/s/ Ernst & Young LLP
Indianapolis, Indiana
October 10, 2014